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                                                                    EXHIBIT 10.6



                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made as of this 1st day of September, 1998, between CRYSTAL MEDICAL PRODUCTS, INC., an Illinois corporation (the "Company") and COLIN BARNSTABLE ("Employee").

                                   BACKGROUND

         The Company is in the business of development and marketing of a commercially feasible device to identify pathogens in foods, bodily fluids or tissue through an electronic measurement technique. The principal office of the Company is located at 321 Spruce Street, 525 Bank Towers, Scranton, Pennsylvania. The Company services, or will service, customers on a nationwide basis.

         The Company desires to employ Employee as its Vice President for Research and Development and Employee desires to accept such positions and to be employed by Company.

         Employee, in the course of employment, will have access to confidential and proprietary information of the Company and will likely build personal relationships with the employees, customers and suppliers of the Company. It is important to the Company that Employee not compete or interfere with, divulge confidential information of, or otherwise harm it. Therefore, as a precondition to Employee's employment, and in consideration thereof, the Company is requiring Employee to enter into this Agreement, which includes certain restrictions on Employee's right to engage in activities competitive with the Company or to interfere with its business and on Employee's use of confidential information of the Company, as more fully set forth below.

         NOW, THEREFORE, in consideration of the foregoing, the covenants contained herein and the employment of Employee by the Company, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Employment. Subject as provided in this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment by the Company. During the period of his employment hereunder, Employee shall serve as the Vice President for Research and Development of the Company, or in such other capacity as may be determined from time to time by its Board of Directors. Employee shall perform such duties and have such responsibilities as are consistent with the position of Vice President for Research and Development (or such other office as may be hereafter held by him), including such duties and responsibilities as shall be assigned him from time to time by the Board of Directors. Employee shall devote his best efforts to the promotion of the business and affairs of the Company and shall perform faithfully and to the fullest extent of his ability all duties which relate to his position of employment by the Company.
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         2. Term. Employee's employment hereunder shall commence on September 1,
1998 and continue for a period of five (5) years ending on August 31, 2003 (Initial Term) unless sooner terminated, as provided in Section 4 hereof.

         3. Renewal. At the end of the Initial Term, this Agreement will renew automatically for successive one (1) year renewal terms, unless either party gives written notice not to renew sixty (60) days prior to the end of the Initial Term or any Renewal Term.

         4. Termination.

                  4.1 Death. This Agreement shall terminate immediately upon the death of Employee.

                  4.2 Termination for Cause. This Agreement shall terminate immediately if the Board of Directors of the Company discharges Employee for cause, in which event the Company shall not be obligated to make any further payments hereunder other than amounts accrued as of the date of termination. "Cause" shall mean, and be limited to, the following, to be determined in the sole judgment of the Board of Directors, reasonably exercised, at a meeting. At least thirty (30) days' written notice will be given to Employee, who shall have the opportunity to attend with counsel, and be heard at such meeting:

                           (i) Employee's fraud, misappropriation, embezzlement
or willful misconduct;

                           (ii) Employee's material violation of any provision
of this Agreement; or

                           (iii) Employee's conviction of a felony involving
moral turpitude.

                  4.3 Special Termination. This Agreement shall terminate if there is not an initial registration of the Company's stock under Section 5 of the Securities Act of 1933, as amended (a "Public Offering") by January 30, 1999, in which event the Company shall not be obligated to make any further payments hereunder other than amounts accrued as of the date of termination.

         5. Compensation.

                  5.1 Base Salary. The Company shall pay, and Employee shall accept, as base compensation during the term of his employment hereunder, a salary at the annual rate of One Hundred Thousand Dollars ($100,000). Such base salary shall be paid to Employee in equal installments on the first day of each calendar month during the term hereof or in accordance with established pay periods of the Company, but in no event less frequently than monthly.

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                  5.2 Bonus. The Company will pay Employee a bonus of Fifty
Thousand Dollars ($50,000). Employee shall also be eligible for such additional bonuses as may be approved from time to time by the Board of Directors, whether for all employees generally or for senior management.

                  5.3 Stock Options. Subject to shareholder approval of the Company's Stock Option Plan (the "Plan"), the Company shall grant Employee options to acquire up to two hundred fifty thousand (250,000) shares of the Company's Common Stock, pursuant to all the terms and conditions of the Plan and the form of grant attached hereto.

         6. Benefits. During the term of his employment, Employee shall be entitled to receive or participate in such employee benefits of the Company as are made available generally to the members of its executive management, such as vacations, holidays, medical, dental and other insurance coverage or qualified retirement plans which may be established by the Company.

         7. Automobile; Expense Reimbursement.

                  7.1 The Company shall pay Employee a reasonable car allowance of up to Nine Hundred Dollars ($900) per month.

                  7.2 The Company shall reimburse Employee for job-related expenses incurred by him, including expenses for: travel, hotel, meals, cellular phone, business-related entertainment, postage, telephone and office supplies. Employee shall promptly submit to the Company, at least monthly, an itemization of his job-related expenses incurred, with such documentation as the Company may reasonably require, and the Company shall reimburse him therefor within ten (10) days from the date of such submission. The quality and types of expenses to be reimbursed shall be agreed in advance with the Company and shall be consistent with the Company's budget.

         8. Change in Control.

                  8.1 A "Change in Control" shall be deemed to have occurred if there is a sale of the Company or if a meeting of the shareholders of the Company involving a contest for the election of directors results in a new Board of Directors of which the directors of the Company immediately prior to such meeting no longer constitute a majority of the Board.

                  8.2 If, after a Change in Control, Employee resigns as a result of his reasonable determination that he is unable to exercise the authorities, powers, functions or duties attached to his position as contemplated by this Agreement, Employee shall be entitled to a lump sum payment equal to the amount of his salary for the remainder of the term of this Agreement.

         9. Definitions.

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                  9.1 "Affiliate" means any Entity owned or controlled by, or under common control with, the Company.

                  9.2 "Competitor" means any individual or Entity which is currently engaged in, or shall conduct or be engaged in, development or marketing of a device to identify pathogens in foods, bodily fluids or tissue through an electronic measurement technique or in any other business or activity in which the Company is engaged during the term of Employee's employment by the Company.

                  9.3 "Confidential Business Information" means all information (whether or not in written or tangible form) which is not generally known or available to the public or a Competitor, the knowledge of which could benefit a Competitor. Confidential Business Information includes any and all information of a confidential, proprietary or secret nature which is or may be either applicable to or related in any way to the business, present or future, of the Company or any Affiliate, the business of any customer of the Company or any Affiliate and shall include, but not be limited to, trade secrets, processes, formulas, data, algorithms, source codes, object codes, documentation, flow-charts, drawings, correspondence, know-how, improvements, inventions, techniques, concepts, technologies, programs, designs, personnel records, marketing plans and strategies, customer lists, projections, financial information, internal accounting statistics, pricing and bidding policies and practices, costing information, salaries, proposals to licensors or customers, any data, confidential information or property entrusted to the Company or any Affiliate by any licensors or customers and confidential information concerning customers or employees of the Company or any Affiliate.

                  9.4 "Confidential Materials" means all documents, materials, programs, recordings or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which any Confidential Business Information may be contained.

                  9.5 "Entity" means any partnership, corporation, trust, joint venture, association or other business enterprise in any form.

         10. Confidentiality.

                  10.1 Employee acknowledges that in the course of, or incident to, his employment with the Company, Employee will likely obtain from the Company Confidential Business Information. Employee acknowledges that all Confidential Business Information and all Confidential Materials are, and shall remain, the exclusive property of the Company.

                  10.2 Employee shall hold and maintain in the strictest confidence and duly safeguard all Confidential Business Information, and shall not, directly or indirectly, disclose, communicate or divulge the same to any person or Entity other than in connection with his business activities on behalf of the Company or any Affiliate, or use or otherwise exploit the

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same for the direct or indirect benefit of any person or Entity other than the
Company or its Affiliate. Notwithstanding the foregoing or any other provision of this Agreement, Employee may disclose Confidential Business Information or Confidential Materials (i) if and to the extent required by law, including pursuant to a judicial or administrative order or ruling (provided that, to the extent reasonably possible, the Company is given prior notice to enable it to seek a protective order) and (ii) in order to enforce his rights in any action, suit or proceeding against or involving the Company.

                  10.3 In the event of termination of Employee's employment with the Company for any reason, whether voluntary or involuntary or by either party, Employee shall return immediately to the Company all Confidential Materials and Confidential Business Information in Employee's possession or within Employee's control, in whatever form, written, photographic, computer disk, other media or otherwise, and all keys, credit cards, business card files, product samples and other property belonging to the Company.

                  10.4 The restrictions in this Section 10 shall survive the termination of Employee's employment and of this Agreement for any reason whatsoever.

         11. Company's Rights to Certain Discoveries.

                  11.1 Employee shall disclose promptly to the Company any and all concepts, inventions, improvements, discoveries, developments, techniques, modifications, procedures, formulas, ideas, trade secrets, innovations, systems, programs, know-how or designs (collectively, the "Discoveries") related to the business or activities of the Company that he conceives, develops or reduces to practice during the time that he is employed by the Company. Employee agrees that all his right, title and interest in such Discoveries shall belong to the Company, in confirmation of which he shall execute deeds of assignment of such right, title and interest to the Company, its nominees, successor or assigns, whenever requested, without demanding separate or additional compensation therefor. All of the foregoing shall be subject to the same confidentiality, nonuse and nondisclosure requirements as are prescribed in Section 10 hereof. Any of the Discoveries related to the business of the Company that Employee may reduce to practice, or apply for a copyright or patent on, during the first two
(2) years after termination of his employment hereunder shall be presumed to have been conceived by him during the time of such employment and, as such, shall belong to the Company, and the burden shall be upon Employee, if he contends it was not, to prove it was not by clear and convincing evidence.

                  11.2 Employee shall assist the Company and its nominees, successors or assigns (at its or their request) in every proper way during and following the period of his employment (entirely at its or their expense) to obtain and maintain for its or their own benefit copyrights or patents in any and all countries for all Discoveries described in Section 11.1 hereof. Such assistance shall include, but not be limited to, the execution and delivery of all lawful papers and documents of every nature which relate to the securing and maintenance of such

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copyrights and patent rights, and the performance of all other lawful acts, such as the giving of testimony in any interference proceedings, infringement suits or other litigation, as may be deemed necessary or advisable by the Company or its nominees, successors or assigns.

         12. Non-Competition and Non-Interference. During the entire term of Employee's employment with the Company, and for a period of five (5) years following the cessation of such employment, for any reason, whether voluntary or involuntary, or by either party, within the United States (and in such other countries in which the Company is actively conducting, or seeking to conduct, its business), Employee shall not, without prior written authorization of the Company, directly or indirectly (i) compete with the Company, including, but not limited to, own, manage, invest or acquire any economic stake or interest in, assist or advise or otherwise engage or participate in any manner whatsoever in, any Competitor (whether as a proprietor, partner, shareholder, investor, manager, director, officer, employee, venturer, representative, agent, broker, independent contractor, consultant, lender, guarantor, adviser or otherwise) or
(ii) solicit, induce or influence, or attempt to induce or influence, any employee, customer, supplier, consultant or other business contact of the Company to terminate, reduce, discourage or otherwise materially harm any business relationship with, or commitment to, the Company or otherwise divert from the Company any trade or business conducted by the Company. Nothing herein set forth shall prohibit Employee from owning securities of any public company (other than the Company), provided that Employee shall not own more than one percent (1%) of any class of publicly-traded equity securities. EMPLOYEE ACKNOWLEDGES THAT THE RESTRICTION SET FORTH HEREIN IS REASONABLE AND NECESSARY TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF THE COMPANY AND THAT EMPLOYEE HAS SUFFICIENT SKILLS, TRAINING, EDUCATION AND EXPERIENCE TO OBTAIN SATISFACTORY EMPLOYMENT TO PROVIDE FOR HIS FINANCIAL NEEDS DURING THE PERIOD SPECIFIED HEREIN WHILE COMPLYING WITH THE TERMS AND THE SPIRIT OF THE COVENANT SET FORTH IN THIS
SECTION 12.

         13. Remedies.

                  13.1 The parties acknowledge that the Company is engaged in a competitive business and that the provisions and restrictions set forth herein regarding confidentiality, Discoveries, non-competition and non-interference are reasonable and necessary for the protection of the legitimate interests of the Company. Employee further acknowledges that the Company's rights protected by the provisions and restrictions hereof are unique and that in the event of any breach or threatened breach or violation of any of these rights by Employee, the Company has no adequate remedy at law and such breaches or violations are likely to result in irreparable harm and injury to the Company. Therefore, Employee agrees that, upon a breach or threatened breach or violation of the provisions or restrictions hereof by Employee, the Company shall be entitled to obtain specific performance, temporary and permanent injunctive relief, as well as an equitable accounting of all profits and benefits arising therefrom, in addition to other rights and remedies, at law or in equity, which may be available to it.

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                  13.2 If Employee violates any restrictive covenant contained herein and the Company institutes action for equitable relief, the Company, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full restriction period as set forth in Section 12. Accordingly, such period shall be deemed to have the duration specified in
Section 12 hereof, computed from and commencing on the date on which relief is granted by a final order from which there is no appeal.

                  13.3 Each provision hereof, including, without limitation, the periods of time, geographical areas and types and scopes of duties of, and restrictions on the activities of, Employee specified herein are divisible, and if any portion thereof (including any sentence, clause or part) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities, the remaining provisions shall not be affected, but shall remain in full force, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any person, modified, amended and limited to the extent necessary to render the same valid and enforceable in such jurisdiction.

                  13.4 In order to enable the Company to enforce Sections 10, 11 and 12, Employee, regardless of his residence, and the Company hereby consent to the personal jurisdiction of any federal or state court of competent jurisdiction in the Eastern District of Pennsylvania and to the receipt of service of process in any action brought hereunder in the manner provided in
Section 14 for the giving of notices.

         14. Notices. Any notice required or permitted hereunder shall be delivered personally or sent by facsimile transmission, national courier service guaranteeing overnight delivery, or registered or certified mail, with all postage or other delivery charges prepaid, to the respective parties hereto at the addresses set forth below, or to such other address, or in care of such other person, as any party shall from time to time designate by due notice hereunder. Any notice hereunder shall be deemed given when received by the person to whom or which addressed.

                  If to the Company:

                           Crystal Medical Products, Inc.
                           321 Spruce Street
                           525 Bank Towers
                           Scranton, PA 18503
                           Facsimile Number: (717) 347-1734

                  With copies to:

                           George Ginader, CPA
                           Ginader Jones & Co.
                           321 Spruce Street

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                           525 Bank Towers
                           Scranton, PA   18503

                           and

                           John W. Pelino, Esquire
                           Pelino & Lentz, P.C.
                           One Liberty Place, 32nd floor
                           1650 Market Street
                           Philadelphia, PA   19103-7393

                  to Barnstable:

                           Colin Barnstable
                           41 Greenway Street
                           Hamden, CT 06517

         15. Miscellaneous.

                  15.1 Employee represents and warrants to the Company that Employee's commencement of the employment contemplated hereby will not violate or cause a breach of any covenant, agreement or instrument to which Employee is a party or by which Employee is bound.

                  15.2 This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed according to the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflict of laws.

                  15.3 The Company reserves the right to waive the restrictive covenants contained herein, or any one of them, provided that any waiver shall be in writing executed by such person as shall be specifically authorized for such purpose by its Board of Directors (not including Employee). A waiver of any condition or breach of any term or covenant shall not be deemed or construed as a further or continuing waiver of such condition or breach of any other term or covenant set forth in this Agreement.

                  15.4 This Agreement represents the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

                  15.5 This Agreement shall not be modified or amended except by a writing signed by each of the parties hereto. The Company may assign this Agreement to any person or Entity which may become a successor in interest to the Company by acquisition of all or substantially all of the Company's assets or business, whether by merger, consolidation, reorganization, purchase or otherwise. This Agreement is a personal service contract and, as such, shall not be assignable, in whole or part, by Employee.

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                  15.6 Subject as aforesaid, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

                  15.7 The Company shall indemnify and defend Employee to the fullest extent permitted by law from and against all suits, actions, proceedings, obligations, liabilities, and all costs and expenses incurred in connection therewith, suffered or incurred by Employee arising out of or in connection with his employment hereunder and shall advance to Employee all expenses he may incur in any such action unless prohibited by law. The Company's Bylaws shall contain the broadest available indemnification provisions for the purpose of implementing this provision.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                       CRYSTAL MEDICAL PRODUCTS, INC.


                                       BY:/S/ HERBERT LOTMAN
                                          -------------------------------------
                                             NAME:HERBERT LOTMAN
                                             TITLE:CHAIRMAN

                                       /S/ COLIN BARNSTABLE
                                       ----------------------------------------
                                       COLIN BARNSTABLE

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